Exhibit 99

Thursday August 1, 8:07 am Eastern Time

Press Release
SOURCE: Superior Energy Services, Inc.

Superior Energy Services, Inc. Announces Second Quarter 2002 Results

HARVEY, La.--(BUSINESS WIRE)--Aug. 1, 2002--Superior Energy Services, Inc. (NYSE:SPN - News) today announced results for the second quarter ended June 30, 2002. For the quarter, revenues were $112.7 million resulting in net income of $8.5 million or $0.11 diluted earnings per share, as compared to revenues of $104.8 million and net income of $5.8 million or $0.08 diluted earnings per share for the first quarter of 2002, and revenues of $109.6 million and net income of $15.3 million or $0.22 diluted earnings per share, exclusive of goodwill amortization, for the second quarter of 2001.

For the six months ended June 30, 2002, revenues were $217.6 million and net income was $14.3 million or $0.20 diluted earnings per share, as compared to revenues of $200.9 million and net income before cumulative effect of change in accounting principle of $27.2 million or $0.39 diluted earnings per share, exclusive of goodwill amortization, for the six months ended June 30, 2001.

The Company's higher revenue during the first six months of 2002 as compared to the same period a year ago is primarily due to acquisitions and asset purchases made during the past year, which have increased the Company's earnings power and further diversified its business mix. However, during this period, decreasing industry demand has resulted in lower utilization of the company's expanded asset base, yielding lower net income as compared to last year.

Well Intervention Group Segment

Second quarter revenues for the Well Intervention Group were $40.2 million, a 3% decrease from the second quarter of 2001 and an 11% increase from the first quarter of 2002. On a sequential basis, activity increased for well control services, hydraulic workover, plug and abandonment and mechanical wireline services. During the quarter, subsidiaries Wild Well Control and International Snubbing Services successfully completed a large-scale well control project in Indonesia. This was offset by decreased activity levels for coiled tubing, where revenues decreased 28% as compared to the first quarter of 2002.

Rental Tools Segment

Revenues for the Rental Tools segment were $29.3 million, 1% higher than the second quarter of 2001 and 8% lower than the first quarter of 2002. Rentals for on-site accommodations, stabilizers and other downhole related tools were flat relative to the first quarter of 2002. Demand for drill pipe and handling tools fell slightly mainly due to project timing for certain customers in the deepwater Gulf of Mexico. The company anticipates demand for these items to increase in the third quarter.

Marine Segment

Superior's marine revenues were $17.8 million, a 4% decrease as compared to the second quarter of 2001 and a 22% increase as compared to the first quarter of 2002. Utilization increased for most of the Company's liftboat classes as compared to the prior quarter as the fleet performed more production support and construction-related projects. The segment benefited from additional revenues generated by the 250-ft. class Dixie Endeavor, which was added to the fleet in April, and the 245-ft. class Superior Storm, which was added to the fleet in June. The Company anticipates taking delivery of the 245-ft. class Superior Gale in the fourth quarter. As a result, by year end Superior will own and operate five of the industry's 10 liftboats with leg lengths of 230-ft. and greater operating in the Gulf of Mexico.

        Liftboat Average Dayrates and Utilization by Class Size
                   Three Months Ended June 30, 2002
                              ($ actual)

Class           Liftboats     Average Dayrate     Utilization
105'                    8             $ 2,578           75.3%
120-135'                9               3,270           88.3%
145-155'               11               5,689           56.6%
160'-175'               6               7,262           63.7%
200'                    4               9,565           76.4%
230                     1              13,374           75.8%
245'(1)                 1              18,750           76.1%
250'(2)                 1              18,716           91.6%

    (1) Utilization is for June, when the 245-ft. class Superior Storm entered the fleet.

    (2) Does not include dayrate and utilization for 250-ft. class
        Dixie Legacy, which is committed to bundled services project.

Other Oilfield Services Segment

Revenues in this segment were $25.5 million, a 25% increase as compared to the second quarter of 2001 and a 16% increase over the first quarter of 2002. Year-over-year revenue growth was due primarily to acquisitions, while sequential growth was due to increased activity for waste disposal, field management, and construction and fabrication projects as a result of improved weather during the period.

President and CEO Terry Hall Comments

President and CEO Terry Hall commented, "We continued to see Gulf of Mexico production-related activity levels improve in the second quarter, albeit slowly, after reaching a trough early in the first quarter. A key benefit of our diversified business mix is that we can typically offset weakness in certain segments of the market with strong demand in other areas. As a result, during the second quarter we were able to capitalize on stronger demand in areas such as liftboats, well control, mechanical wireline and plug and abandonment. We expect demand in other areas of our business, such as coiled tubing, cased-hole logging and rental tools, to increase during the third quarter. During the past year, we have added capacity and expanded our product and service offerings which I believe enhances our position as we move through industry cycles."

The Company will host a conference call at 11 a.m. Central Time (noon Eastern Time) today. The call can be accessed from Superior's website at www.superiorenergy.com, or by telephone at 800/763-5557. The replay telephone number is 800/642-1687 and the replay passcode is 4960776. The replay is available beginning two hours after the call and ending August 8, 2002.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

            SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
           Three and Six Months Ended June 30, 2002 and 2001
           (in thousands, except earnings per share amounts)
                              (unaudited)

                              Three Months Ended   Six Months Ended
                                    June 30,           June 30,
                              ------------------- -------------------
                                 2002    2001(A)     2002    2001(A)
                              --------- --------- --------- ---------

Revenues                      $ 112,730 $ 109,639 $ 217,556 $ 200,895
                              --------- --------- --------- ---------

Costs and expenses:
 Cost of services                62,140    55,719   121,378   104,037
 Depreciation and amortization   10,456     8,129    19,978    14,898
 General and administrative      21,426    17,108    42,639    31,726
                              --------- --------- --------- ---------

    Total costs and expenses     94,022    80,956   183,995   150,661
                              --------- --------- --------- ---------

Income from operations           18,708    28,683    33,561    50,234

Other income (expense):
 Interest expense                (5,321)   (4,976)  (10,730)   (8,546)
 Interest income                    140       592       325     1,052
 Equity in income of
  affiliates                        145      --         145      --
                              --------- --------- --------- ---------

Income before income taxes and
 cumulative effect of change
 in accounting principle         13,672    24,299    23,301    42,740

Income taxes                      5,167     9,963     8,971    17,524
                              --------- --------- --------- ---------

Income before cumulative
 effect of change in
 accounting principle             8,505    14,336    14,330    25,216

Cumulative effect of change in
 accounting principle, net of
 income tax expense                --        --        --       2,589
                              --------- --------- --------- ---------
Net income                    $   8,505 $  14,336 $  14,330 $  27,805
                              ========= ========= ========= =========

Basic earnings per share:
 Earnings before cumulative
  effect of change in
  accounting principle        $    0.12 $    0.21 $    0.20 $    0.37
 Cumulative effect of change
  in accounting principle          --        --        --        0.04
                              --------- --------- --------- ---------
 Earnings per share           $    0.12 $    0.21 $    0.20 $    0.41
                              ========= ========= ========= =========

Diluted earnings per share:
 Earnings before cumulative
  effect of change in
  accounting principle        $    0.11 $    0.21 $    0.20 $    0.36
 Cumulative effect of change
  in accounting principle          --        --        --        0.04
                              --------- --------- --------- ---------
 Earnings per share           $    0.11 $    0.21 $    0.20 $    0.40
                              ========= ========= ========= =========

Weighted average common shares
 used in computing earnings
 per share:
 Basic                           73,737    68,287    72,030    68,126
                              ========= ========= ========= =========
 Diluted                         74,970    69,199    73,142    69,037
                              ========= ========= ========= =========

    (A) Earnings per diluted share before cumulative effect of change in accounting principal, excluding goodwill amortization, net of taxes, was $0.22 and $0.39 for the three and six months ended June 30, 2001, respectively (SFAS 142)

            SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                  JUNE 30, 2002 AND DECEMBER 31, 2001
                            (in thousands)

                                              06/30/2002  12/31/2001
                                              (Unaudited) (Audited)
                                                --------   --------
ASSETS

Current assets:
 Cash and cash equivalents                        $7,568     $3,769
 Accounts receivable - net                       100,991    109,835
 Income taxes receivable                          10,153     11,694
 Escrowed funds                                   10,734       --
 Prepaid insurance and other                      13,965     10,181
                                                --------   --------

   Total current assets                          143,411    135,479

Property, plant and equipment - net              390,560    345,878

Goodwill - net                                   156,716    148,729
Notes receivable                                    --       23,062
Investments in affiliates                         12,551       --
Other assets - net                                 7,731     12,372
                                                --------   --------

   Total assets                                 $710,969   $665,520
                                                ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                $22,217    $34,843
 Accrued expenses                                 26,513     26,841
 Deferred income taxes                               180        510
 Current maturities of long-term debt             14,268     16,727
                                                --------   --------

   Total current liabilities                      63,178     78,921
                                                --------   --------

Deferred income taxes                             58,260     47,390
Long-term debt                                   262,843    269,633

Total stockholders' equity                       326,688    269,576
                                                --------   --------

   Total liabilities and stockholders' equity   $710,969   $665,520
                                                ========   ========

            Superior Energy Services, Inc. and Subsidiaries
                          Segment Highlights
     Three months ended June 30, 2002 and 2001, and March 31, 2002
                              (Unaudited)
                            (in thousands)

Revenue                   June 2002  March 2002 June 2001
                           -------    -------    -------
Well Intervention Group    $40,186    $36,288    $41,604

Marine                      17,760     14,586     18,483

Rental Tools                29,310     31,965     29,141

Other Oilfield Services     25,474     21,987     20,411
                           -------    -------    -------
Total                     $112,730   $104,826   $109,639

Gross Profit

Well Intervention Group    $17,904    $13,495    $20,002

Marine                       6,799      5,038     10,600

Rental Tools                20,110     22,777     18,580

Other Oilfield Services      5,777      4,278      4,738
                           -------    -------    -------
Total                      $50,590    $45,588    $53,920

Contact:

     Superior Energy Services, Inc., Harvey
     Terence Hall, Robert Taylor or Greg Rosenstein
     504/362-4321